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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549



                                    FORM 8-K



              Current Report Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported): July 17, 2000



                             Alteon WebSystems, Inc.
             (Exact name of registrant as specified in its charter)


                                    Delaware
                 (State or other jurisdiction of incorporation)






          000-27247                                 77-0429769
     (Commission File No.)               (IRS Employer Identification No.)





                             50 Great Oaks Boulevard
                               San Jose, CA 95119
              (Address of principal executive offices and zip code)

       Registrant's telephone number, including area code: (408) 360-5500


                           --------------------------
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Item 2.  Acquisition or Disposition of Assets.

         On July 17, 2000, Alteon WebSystems, Inc. ("Alteon") completed the acquisition of Pharsalia Technologies, Inc. ("Pharsalia") in a stock-for-stock transaction. Pharsalia was acquired pursuant to an Exchange Agreement, dated as of March 31, 2000 (the "Exchange Agreement"), by and among Alteon, Pharsalia and Richard A. Howes, the principal stockholder of Pharsalia. Pursuant to the Exchange Agreement, Pharsalia stockholders exchanged all of their common stock and options for common stock and options of Alteon (the "Exchange"). In connection with the Exchange: (a) each outstanding share of Pharsalia common stock was exchanged for 1.7304 shares of Alteon common stock, resulting in the issuance of an aggregate of approximately 1,446,614 shares of Alteon common stock for all outstanding shares of Pharsalia common stock, and
(b) all options to purchase shares of Pharsalia common stock outstanding immediately prior to the consummation of the Exchange were converted into options to purchase shares of Alteon common stock. An aggregate of approximately 432,600 Alteon shares have been reserved for the exercise of stock options by Pharsalia employees.

         The Exchange is intended to qualify as a tax-free reorganization and is being accounted for as a purchase. The description contained in this Item 2 of the transactions contemplated by the Exchange Agreement is qualified in its entirety by reference to the full text of the Exchange Agreement, a copy of which is attached to this Report as Exhibit 2.1.

         Pharsalia develops Internet infrastructure software products that allow companies to expand their web presence through enhanced content delivery.

         Alteon's press release, dated July 20, 2000, titled "Alteon WebSystems to Acquire Pharsalia Technologies" is attached hereto as Exhibit 99.1.




Item 7.  Financial Statements and Exhibits

(c) Exhibits

     Exhibit Number    Description
     --------------    ----------------------------------------------------
     2.1               Exchange Agreement, dated March 31, 2000.
     99.1              Press Release dated July 20, 2000.
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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     ALTEON WEBSYSTEMS, INC.


Dated:    August 1, 2000             By: /s/ James G. Burke
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                                        James G. Burke
                                        Chief Financial Officer and Secretary